                                                                    EXHIBIT 99.1

                            N E W S   R E L E A S E


(KING PHARMACEUTICALS LOGO)
--------------------------------------------------------------------------------
For Immediate Release

                          KING PHARMACEUTICALS REPORTS
               YEAR-END AND FOURTH-QUARTER 2005 FINANCIAL RESULTS

BRISTOL, TENNESSEE, February 28, 2006 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues increased 36% to $1.77 billion during the year ended December 31, 2005 compared to $1.30 billion for 2004. Including special items, net income equaled $117.8 million and diluted earnings per share equaled $0.49 during the year ended December 31, 2005, compared to a net loss of $160.3 million and a diluted loss per share of $0.66 during the prior year. Excluding special items, net earnings increased to $400.5 million and diluted earnings per share increased to $1.66 for the twelve months ended December 31, 2005 from net earnings of $157.6 million and diluted earnings per share of $0.65 in 2004.

Brian A. Markison, President and Chief Executive Officer of King, stated, "King achieved many significant milestones in 2005, as we refocused all aspects of our business and made tremendous progress toward resolving our previously existing challenges. Evidencing these achievements is our record high total revenues for the year ended December 31, 2005, totaling approximately $1.8 billion." Mr. Markison continued, "A particularly significant accomplishment during 2005 is our strategic collaboration with Pain Therapeutics, Inc. to develop and commercialize Remoxy(TM) and up to three other abuse-resistant opioid painkillers, which exemplifies the continued successful execution of our growth strategy. With this collaboration, we believe we have significantly strengthened our development pipeline providing greater potential to deliver long-term value for our Company."

Mr. Markison added, "We plan to continue implementing our strategy for long-term growth during 2006, focusing on our key therapeutic areas of cardiovascular/metabolics, neuroscience, and hospital/acute care. Relying on our best in class commercial operations capability, we expect to maximize the potential of our existing portfolio of branded pharmaceutical products. Our research and development team, in collaboration with our partners, will continue to advance a significant number of development projects in our pipeline. This currently includes three products in Phase III and two products in Phase II clinical trials. With a focus on our key therapeutic areas, we also expect to further expand our development pipeline as we continue to implement our disciplined, systematic business development process leveraging our core strengths."

Joseph Squicciarino, King's Chief Financial Officer, stated, "King continued to generate very strong cash flows from operations, totaling $519.5 million during the year ended December 31, 2005. With such strong cash flows, our unrestricted cash and investments in debt securities as of December 31, 2005 totaled approximately $524.7 million. Our cash position and cash flows from operations allow us to invest in products and commit to programs that are consistent with our strategy for long-term growth."

For the fourth quarter ended December 31, 2005, total revenues increased 24% to $423.3 million compared to $342.6 million in the fourth quarter of 2004. Including special items, the Company had a net loss of $94.6 million and diluted loss per share of $0.39 during the fourth quarter of 2005 compared to net earnings of $14.7 million and diluted earnings per share of $0.06 in the same period of the prior year. Excluding special items, net earnings increased to $92.3 million and diluted earnings per share increased to $0.38 during the fourth quarter ended December 31, 2005 from net earnings of $33.8 million and diluted earnings per share of $0.14 in the fourth quarter of 2004.



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During the fourth quarter of 2005, net sales of the Company's key branded products were adversely affected by approximately $30 million resulting from changes in wholesaler buying patterns. The data upon which the Company relied and based its original third-quarter 2005 estimates of wholesale inventory levels was incorrect due to reporting errors made by two of the Company's major wholesale customers. Inventory levels of Skelaxin(R) (metaxalone) and Altace(R) (ramipril) were each slightly higher than one month of estimated end-user demand as of the end of the third quarter. King estimates that inventory levels of these products were subsequently reduced during the fourth quarter of 2005. Accordingly, fourth-quarter 2005 net sales of Skelaxin(R) and Altace(R) were adversely affected by $17 million and $13 million, respectively.

King recorded special items during the fourth quarter ended December 31, 2005 that resulted in a net charge of $284.4 million, or $186.9 million net of tax. More specific information regarding special items is provided below.

Net revenue from branded pharmaceuticals totaled $365.5 million for the fourth quarter of 2005, a 27% increase from the fourth quarter of 2004, and equaled $1.5 billion for the year ended December 31, 2005, a 36% increase from $1.1 billion during the prior year. These increases were primarily due to higher unit sales of the Company's branded pharmaceutical products and a lower rate of reserves for returns for some of these products during the fourth quarter and year ended December 31, 2005 as a result of the effect of a higher level of wholesale channel inventory reductions and actual returns of some of these products during 2004.

Altace(R) net sales equaled $150.3 million in the fourth quarter and $554.4 million during the twelve months ended December 31, 2005, increases of 64% and 60%, respectively, from $91.7 million in the fourth quarter and $347.3 million during the twelve months ended December 31, 2004.

Net sales of Skelaxin(R) totaled $70.0 million during the fourth quarter of 2005, a decrease of 14% from $81.1 million in the fourth quarter of 2004. For the twelve months ended December 31, 2005, net sales of Skelaxin(R) increased 44% to $344.6 million compared to $238.6 million during the same period in 2004.

Thrombin-JMI(R) (thrombin, topical, bovine, USP) net sales equaled $50.7 million during the fourth quarter of 2005 compared to $50.5 million during the same period of the prior year. During the twelve months ended December 31, 2005, Thrombin-JMI(R) net sales increased 26% to $220.6 million from $174.6 million during the same period of the prior year.

Net sales of Sonata(R) (zaleplon) equaled $24.8 million in the fourth quarter and $83.1 million during the twelve months ended December 31, 2005, increases of 125% and 38%, respectively, from $11.0 million during the fourth quarter and $60.4 million during the twelve months ended December 31, 2004.

Levoxyl(R) (levothyroxine sodium tablets, USP) net sales totaled $22.1 million during the fourth quarter of 2005 compared to $21.3 million during the fourth quarter of 2004. During the twelve months ended December 31, 2005, net sales of Levoxyl(R) totaled $139.5 million, an increase of 33% from $104.7 million for the same period of the prior year.

Royalty revenues, derived primarily from Adenoscan(R) (adenosine), totaled $18.2 million during the fourth quarter and $78.1 million during the twelve months ended December 31, 2005 compared to $20.3 million during the fourth quarter and $78.5 million during the twelve months ended December 31, 2004.



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King's Meridian Medical Technologies business contributed $32.3 million to the
Company's net revenue in the fourth quarter of 2005 and $129.3 million during the year ended December 31, 2005, compared to $27.2 million during the fourth quarter and $123.3 million during the twelve months ended December 31, 2004.

During the fourth quarter and year ended December 31, 2005, revenue from contract manufacturing equaled $6.2 million and $22.2 million, respectively, compared to $7.5 million during the fourth quarter and $26.0 million during the twelve months ended December 31, 2004.

The Company reported yesterday in a press release that it has entered into an agreement with Aventis Pharma Deutschland GmbH (now known as Sanofi-Aventis Deutschland GmbH) and Cobalt Pharmaceuticals, Inc. to dismiss the pending litigation relating to the enforcement of patents pertaining to Altace(R).

CONFERENCE CALL INFORMATION
King will conduct a conference call today to discuss the Company's year-end and fourth-quarter 2005 results and other matters pertaining to its business. Interested persons may listen to the conference call on Tuesday, February 28, 2006, at 1:00 p.m., E.S.T. by one of the following means:

INTERNET WEBCAST
Click the following link to register and then join the live event with the same
URL:

http://hpbroadband.com/program.cfm?key=KingPharmaQ4Earnings

TELEPHONE AUDIO CONFERENCE
Call in to the telephone conference up to 15 minutes early:

               Toll free in the United States     800-903-0258
               Outside the US                     785-832-1508
               Passcode:                          7HP6312

CAN'T MAKE THE LIVE EVENT?  LISTEN "ON-DEMAND"
If you are unable to participate during the live event, the call will be archived on King's web site www.kingpharm.com for not less than 14 days following the call.

ABOUT SPECIAL ITEMS
Under Generally Accepted Accounting Principles ("GAAP"), "net earnings" and "diluted earnings per share" include special items. In addition to the results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the fourth quarters and years ended December 31, 2005 and 2004, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company's ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances the analysis of the Company's ongoing, underlying business and the analysis of the Company's financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King's management. A reconciliation of non-



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GAAP financial measures referenced herein and King's financial results determined in accordance with GAAP is provided below.

ABOUT KING PHARMACEUTICALS
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the potential of the Company's development pipeline to provide long-term growth; statements pertaining to the implementation of the Company's strategy for growth; statements pertaining to the Company's plan to maximize the potential of its existing portfolio of branded pharmaceutical products; statements pertaining to the Company's continued development of products in its pipeline; statements pertaining to Company's plans to further expand its development pipeline in 2006; and statements pertaining to the Company's planned conference call to discuss its year-end and fourth-quarter 2005 results. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on the future level of demand for and net sales of King's branded pharmaceutical products, in particular, Altace(R), Thrombin-JMI(R), Sonata(R), Skelaxin(R) and Levoxyl(R); dependence on the successful marketing of King's products, including, but not limited to, Altace(R), Thrombin-JMI(R), Sonata(R), Skelaxin(R) and Levoxyl(R); dependence on the future effect of generic substitution for Levoxyl(R); dependence on royalty revenues from Adenoscan(R); dependence on management of King's growth and integration of its acquisitions; dependence on the Company's compliance with the five-year corporate integrity agreement with the Office of the Inspector General ("OIG") of the Department of Health and Human Services; dependence on the final results of any ongoing government investigations of the Company or any related individuals; dependence on whether King is able to prevail in pending private plaintiff securities litigation; dependence on King's ability to continue to acquire branded products, including products in development; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including, but not limited to, King Pharmaceuticals Research and Development's pre-clinical and clinical pharmaceutical product development projects, including Remoxy(TM), binodenoson, PT-141 (now known as bremelanotide), and an Altace(R)/diuretic combination product and other potential formulations involving ramipril; dependence on the unpredictability of the duration and results of the U. S. Food and Drug Administration's ("FDA") review of Investigational New Drug applications ("IND"), New Drug Applications ("NDA"), and Abbreviated New Drug Applications ("ANDA") and/or the review of other regulatory agencies worldwide; dependence on King's ability to maintain effective patent protection for Altace(R), Skelaxin(R), Sonata(R) and Adenoscan(R) and successfully defend against any challenge with respect to the enforceability of patents relating to the products; dependence on whether Skelaxin(R) continues as an exclusive product; dependence on whether King's customers order pharmaceutical products in excess of normal quantities during any quarter which could cause the Company's sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have been; dependence on the accuracy of King's estimate of wholesale inventory levels of its products; dependence on the extent to which Inventory Management Agreements facilitate effective management of wholesale channel inventories of the Company's products and the accuracy of information provided to the Company pursuant to such agreements and by other third parties; dependence on King's ability to continue to



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

successfully execute the Company's strategy and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King's products; dependence on the potential effect on sales of the Company's existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company's growth strategy; dependence on King's compliance with FDA and other government regulations that relate to the Company's business; dependence on King's ability to conduct its webcast as currently planned on February 28, 2006; and dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the third quarter ended September 30, 2005, which are on file with the U.S. Securities and Exchange Commission ("SEC"). King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #

                                    Contacts:

   James E. Green, Executive Vice President, Corporate Affairs -- 423-989-8125
      David E. Robinson, Senior Director, Corporate Affairs -- 423-989-7045












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
                           KING PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)



                                                                                     December 31,   December 31,
                                                                                        2005            2004
                                                                                     ----------      ----------
ASSETS
Current assets:
     Cash and cash equivalents                                                       $   30,014      $  192,656
     Investments in debt securities                                                     494,663         149,430
     Restricted cash                                                                    130,400          97,730
     Marketable securities                                                                 --            16,498
     Accounts receivable, net                                                           223,581         180,963
     Inventories                                                                        228,063         274,412
     Deferred income tax assets                                                          81,777         153,979
     Prepaid expenses and other current assets                                           59,291          61,395
                                                                                     ----------      ----------
                Total current assets                                                  1,247,789       1,127,063
                                                                                     ----------      ----------
Property, plant and equipment, net                                                      302,474         280,731
Intangible assets, net                                                                  967,194       1,285,961
Goodwill                                                                                121,152         121,152
Deferred income tax assets                                                              231,032          92,931
Marketable securities                                                                    18,502            --
Other assets                                                                             77,099          16,318
                                                                                     ----------      ----------
                Total assets                                                         $2,965,242      $2,924,156
                                                                                     ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                $   84,539      $   92,920
     Accrued expenses                                                                   519,620         596,010
     Income taxes payable                                                                22,301            --
     Current portion of long-term debt                                                  345,000            --
                                                                                     ----------      ----------
                Total current liabilities                                               971,460         688,930
                                                                                     ----------      ----------

Long-term debt                                                                             --           345,000
Other liabilities                                                                        20,360          41,436
                                                                                     ----------      ----------
                Total liabilities                                                       991,820       1,075,366
                                                                                     ----------      ----------

Commitments and contingencies
Shareholders' equity:
        Common shares no par value, 300,000,000 shares authorized,
        241,802,724 and 241,706,583 shares issued and outstanding, respectively       1,213,482       1,210,647
        Retained earnings                                                               754,953         637,120
        Accumulated other comprehensive income                                            4,987           1,023
                                                                                     ----------      ----------
                Total shareholders' equity                                            1,973,422       1,848,790
                                                                                     ----------      ----------
                Total liabilities and shareholders' equity                           $2,965,242      $2,924,156
                                                                                     ==========      ==========

                        KING PHARMACEUTICALS, INC.
                   CONSOLIDATED STATEMENT OF OPERATIONS
                  (in thousands, except per share data)



                                                                         Three Months Ended            Twelve Months Ended
                                                                             December 31,                  December 31,
                                                                          2005         2004           2005            2004
                                                                       ---------     ---------     -----------     -----------
REVENUES:
     Total revenues                                                    $ 423,285     $ 342,619     $ 1,772,881     $ 1,304,364
                                                                       ---------     ---------     -----------     -----------
OPERATING COSTS AND EXPENSES:
     Cost of revenues , exclusive of depreciation, amortization and
         impairments shown below                                          74,305        86,850         331,564         339,450
     Excess purchase commitment                                           (4,527)         --            (6,109)          8,902
     Writeoff of acquisition related inventory step-up/recall             (2,470)         --            (2,470)          4,586
                                                                       ---------     ---------     -----------     -----------
                Total cost of revenues                                    67,308        86,850         322,985         352,938
                                                                       ---------     ---------     -----------     -----------
     Selling, general and administrative, exclusive of co-promotion
         fees                                                             97,029       109,629         389,672         385,002
     Special legal and professional fees                                   6,511         5,609          19,779          19,773
     Legal settlement                                                       --           5,000            --             5,000
     Medicaid related charge                                                --            --              --            65,000
     Mylan transaction costs                                                --           3,149           3,898           9,062
     Co-promotion fees                                                    60,546        29,357         223,134         111,604
                                                                       ---------     ---------     -----------     -----------
                Total selling, general, and administrative expense       164,086       152,744         636,483         595,441
                                                                       ---------     ---------     -----------     -----------
     Depreciation and amortization                                        34,351        45,488         147,049         162,115
     Research and development                                             20,994        18,158          74,015          67,939
     Research and development-In-process upon acquisition                188,711          (845)        188,711          16,300
     Intangible asset impairment                                          94,131        17,336         221,054         149,592
     Restructuring charges                                                 1,577          --             4,180          10,827
     Gain on sale of products                                               (217)         --            (1,675)         (9,524)
                                                                       ---------     ---------     -----------     -----------
                Total operating costs and expenses                       570,941       319,731       1,592,802       1,345,628
                                                                       ---------     ---------     -----------     -----------

OPERATING (LOSS) INCOME                                                 (147,656)       22,888         180,079         (41,264)
OTHER (EXPENSE) INCOME:
     Interest expense                                                     (3,055)       (3,070)        (11,931)        (12,588)
     Interest income                                                       6,712         2,715          18,175           5,974
     Valuation charge - convertible notes receivable                        --            --              --            (2,887)
     Loss on investment                                                     --            --            (6,182)         (6,520)
     Other, net                                                               21          (574)         (2,026)           (749)
                                                                       ---------     ---------     -----------     -----------
                Total other income (expense)                               3,678          (929)         (1,964)        (16,770)
                                                                       ---------     ---------     -----------     -----------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES            (143,978)       21,959         178,115         (58,034)
         Income tax (benefit) expense                                    (49,817)        6,961          61,485          (7,412)
                                                                       ---------     ---------     -----------     -----------
(LOSS) INCOME FROM CONTINUING OPERATIONS                                 (94,161)       14,998         116,630         (50,622)
                                                                       ---------     ---------     -----------     -----------
DISCONTINUED OPERATIONS
     (Loss) income from discontinued operations, including loss
         on impairment                                                      (731)         (441)          1,876        (172,750)
     Income tax (benefit) expense                                           (316)         (170)            673         (63,084)
                                                                       ---------     ---------     -----------     -----------
                Total (loss) income from discontinued operations            (415)         (271)          1,203        (109,666)
                                                                       ---------     ---------     -----------     -----------
NET (LOSS) INCOME                                                      $ (94,576)    $  14,727     $   117,833     $  (160,288)
                                                                       =========     =========     ===========     ===========

Basic net (loss) income per common share                               $   (0.39)    $    0.06     $      0.49     $     (0.66)
                                                                       =========     =========     ===========     ===========

Diluted net (loss) income per common share                             $   (0.39)    $    0.06     $      0.49     $     (0.66)
                                                                       =========     =========     ===========     ===========

Shares used in basic net (loss) income per share                         241,794       241,666         241,751         241,475
Shares used in diluted net (loss) ncome per share                        241,794       241,808         241,903         241,475




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

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       EXCLUDING SPECIAL ITEMS - NON GAAP
                      (in thousands, except per share data)



                                                                              Three Months Ended            Twelve Months Ended
                                                                                 December 31,                  December 31,
                                                                              2005          2004           2005            2004
                                                                            ---------     ---------     -----------     -----------
REVENUES:
     Total revenues                                                         $ 423,285     $ 342,619     $ 1,772,881     $ 1,304,364
                                                                            ---------     ---------     -----------     -----------
OPERATING COSTS AND EXPENSES:
     Cost of revenues , exclusive of depreciation, amortization and
         impairments shown below                                               74,305        86,850         331,564         339,450
                                                                            ---------     ---------     -----------     -----------
     Selling, general and administrative, exclusive of co-promotion fees       97,029       109,629         389,672         385,002
     Co-promotion fees                                                         60,546        29,357         223,134         111,604
                                                                            ---------     ---------     -----------     -----------
                Total selling, general, and administrative expense            157,575       138,986         612,806         496,606
                                                                            ---------     ---------     -----------     -----------
     Depreciation and amortization                                             34,351        45,488         147,049         162,115
     Research and development                                                  20,994        18,158          74,015          67,939
                                                                            ---------     ---------     -----------     -----------
                Total operating costs and expenses                            287,225       289,482       1,165,434       1,066,110
                                                                            ---------     ---------     -----------     -----------

OPERATING INCOME                                                              136,060        53,137         607,447         238,254
OTHER INCOME (EXPENSE):
     Interest expense                                                          (3,055)       (3,070)        (11,931)        (12,588)
     Interest income                                                            6,712         2,715          18,175           5,974
     Other, net                                                                    21          (574)         (2,026)           (749)
                                                                            ---------     ---------     -----------     -----------
                Total other income (expense)                                    3,678          (929)          4,218          (7,363)
                                                                            ---------     ---------     -----------     -----------
INCOME BEFORE INCOME TAXES                                                    139,738        52,208         611,665         230,891
         Income tax expense                                                    47,419        18,426         211,186          73,323
                                                                            ---------     ---------     -----------     -----------
NET INCOME                                                                  $  92,319     $  33,782     $   400,479     $   157,568
                                                                            =========     =========     ===========     ===========


Basic net income per common share                                           $    0.38     $    0.14     $      1.66     $      0.65
                                                                            =========     =========     ===========     ===========

Diluted net income per common share                                         $    0.38     $    0.14     $      1.66     $      0.65
                                                                            =========     =========     ===========     ===========

Shares used in basic net income per share                                     241,794       241,666         241,751         241,475
Shares used in diluted net income per share                                   242,121       241,808         241,903         241,920




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                           KING PHARMACEUTICALS, INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                      (in thousands, except per share data)



The following tables reconcile Non-GAAP measures to amounts reported under GAAP:



                                                                             Three Months Ending              Twelve Months Ending
                                                                              December 31, 2005                 December 31, 2005
                                                                          --------------------------         ----------------------
                                                                                              EPS                            EPS
                                                                                              ---                            ---
Net income, excluding special items                                       $  92,319                          $400,479
Diluted income per common share, excluding special items                                    $   0.38                       $   1.66
SPECIAL ITEMS:
     Excess purchase commitment (cost of goods sold)                          4,527             0.02            6,109          0.03
     Writeoff of acquisition related inventory step-up/recall
         (cost of goods sold)                                                 2,470             0.01            2,470          0.01
     Special legal and professional fees (selling, general, and
         administrative)                                                     (6,511)           (0.03)         (19,779)        (0.08)
     Mylan transaction costs (selling, general, and administrative)            --               --             (3,898)        (0.02)
     In-process research and development (other operating costs
         and expenses)                                                     (188,711)           (0.78)        (188,711)        (0.78)
     Intangible asset impairment (other operating costs and expenses)       (94,131)           (0.39)        (221,054)        (0.91)
     Restructuring charges (other operating costs and expenses)              (1,577)            0.00           (4,180)        (0.02)
     Gain on sale of products (other operating costs and expenses)              217             0.00            1,675          0.01
     Loss on investment (other income (expense))                               --               --             (6,182)        (0.03)
     (Loss) income from discontinued operations                                (731)           (0.00)           1,876          0.01
Income tax expense                                                           97,552             0.40          149,028          0.61
                                                                          ---------                          --------
Net (loss) income                                                         $ (94,576)                         $117,833
                                                                          =========         --------         ========      --------
Diluted (loss) income per common share, as reported under GAAP                              $  (0.39)                      $   0.49
                                                                                            ========                       ========



                                                                             Three Months Ending              Twelve Months Ending
                                                                              December 31, 2004                 December 31, 2004
                                                                          --------------------------         ----------------------
                                                                                              EPS                            EPS
                                                                                              ---                            ---
Net income, excluding special items                                       $  33,782                          $ 157,568
Diluted income per common share, excluding special items                                    $   0.14                       $   0.65
SPECIAL ITEMS:
     Excess purchase commitment (cost of goods sold)                           --               --              (8,902)       (0.04)
     Writeoff of acquisition related inventory step-up/recall
         (cost of goods sold)                                                  --               --              (4,586)       (0.02)
     Special legal and professional fees (selling, general, and
         administrative)                                                     (5,609)           (0.02)          (19,773)       (0.08)
     Legal settlement (selling, general, and administrative)                 (5,000)           (0.02)           (5,000)       (0.02)
     Medicaid related charge (selling, general, and administrative)            --               --             (65,000)       (0.27)
     Mylan transaction costs (selling, general, and administrative)          (3,149)           (0.01)           (9,062)       (0.04)
     In-process research and development (other operating costs
         and expenses)                                                          845             0.00           (16,300)       (0.07)
     Intangible asset impairment (other operating costs and expenses)       (17,336)           (0.07)         (149,592)       (0.62)
     Restructuring charges (other operating costs and expenses)                --               --             (10,827)       (0.04)
     Gain on sale of products (other operating costs and expenses)             --               --               9,524         0.04
     Valuation charge - convertible notes receivable (other income
         (expense))                                                            --               --              (2,887)       (0.01)
     Loss on investment (other income (expense))                               --               --              (6,520)       (0.03)
     (Loss) income from discontinued operations                                (441)           (0.00)         (172,750)       (0.72)
Income tax expense                                                           11,635             0.04           143,819         0.61
                                                                          ---------                          ---------
Net income (loss)                                                         $  14,727                          $(160,288)
                                                                          =========         --------         =========     --------
Diluted income (loss) per common share, as reported under GAAP                              $   0.06                       $  (0.66)
                                                                                            ========                       ========




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


                           KING PHARMACEUTICALS, INC.
                     SUMMARY RECONCILIATION OF SPECIAL ITEMS
                 FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2005
                 AND THE FOURTH QUARTER ENDED DECEMBER 31, 2004


King recorded special items during the fourth quarter ended December 31, 2005, the net of which resulted in a charge totaling $284.4 million, or $186.9 million net of tax. More specifically, special items during the fourth quarter of 2005 include:

     o a $188.7 million charge related to in-process research and development primarily associated with King's entry into a strategic collaboration with Pain Therapeutics, Inc. regarding Remoxy(TM) and up to three additional abuse-resistant opioid painkillers;

     o intangible asset impairment charges of $94.1 million primarily related to Sonata(R) and Corzide(R) (nadolol & bendroflumethiazide tablets);

     o a $6.5 million charge primarily for professional fees associated with the OIG and SEC inquiries;

     o a $1.6 million restructuring charge primarily related to the decision to reduce the Company's work force to improve efficiencies in operations;

     o    a $0.4 million charge resulting from discontinued operations;

     o $4.5 million of income derived from the reversal of previously accrued excess purchase commitments for certain products as a result of a change in estimate;

     o income in the amount of $2.5 million related to the reversal of previously accrued expenses associated with voluntary recalls of certain products in prior years; and

     o $0.2 million of income primarily due to special gains on the disposition of assets.

During the fourth quarter ended December 31, 2004, King recorded special items resulting in a net charge of $30.7 million, or $19.1 million net of tax, primarily due to a $17.3 million charge related to the Company's decision to discontinue the Sonata(R) MR clinical development program.














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


                           KING PHARMACEUTICALS, INC.
                     SUMMARY RECONCILIATION OF SPECIAL ITEMS
                      FOR THE YEAR ENDED DECEMBER 31, 2005
                      AND THE YEAR ENDED DECEMBER 31, 2004

King recorded special items during the year ended December 31, 2005, the net of which resulted in a charge totaling $431.7 million, or $282.6 million net of tax. More specifically, special items during the year ended December 31, 2005 include:

     o intangible asset impairment charges totaling $221.1 million primarily related to Sonata and Corzide(R);

     o a $188.7 million charge related to in-process research and development primarily associated with King's entry into a strategic collaboration with Pain Therapeutics, Inc. regarding Remoxy(TM) and up to three additional abuse-resistant opioid painkillers;

     o a charge of $19.8 million primarily related to professional fees associated with the OIG and SEC inquiries;

     o a $6.2 million charge to reflect a loss on the Company's divested equity investment in Novavax, Inc.;

     o a $4.2 million charge primarily due to the decision to reduce the Company's work force to improve efficiencies in operations and the discontinuation of some relatively insignificant products associated with the Company's Meridian business;

     o a $3.9 million charge for professional fees and expenses primarily associated with the Company's terminated merger agreement with Mylan;

     o $6.1 million of income derived from the reversal of previously accrued excess purchase commitments for certain products as a result of a change in estimate;

     o income in the amount of $2.5 million related to the reversal of previously accrued expenses associated with voluntary recalls of certain products in prior years;

     o $1.7 million of income primarily due to special gains on the disposition of assets; and

     o income in the amount of $1.2 million primarily derived from discontinued operations due to a reduction in reserves for returns and rebates previously accrued for divested products as a result of changes in estimates.


During the year ended December 31, 2004, King recorded special items resulting in a net charge of $461.7 million, or $317.9 million net of tax, primarily due to discontinued operations resulting from the Company's decision to divest two of its women's health products, intangible asset impairment charges primarily related to the Company's decision to discontinue the Sonata(R) MR clinical development program, and the Company's then best estimate of the interest, costs, penalties and all other amounts in excess of the previously accrued $65.4 million for purposes of resolving the OIG and SEC inquiries.



                                EXECUTIVE OFFICES

                           KING PHARMACEUTICALS, INC.
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620